Exhibit 99.1

Kohl’s Reports Fourth Quarter and Full Year Fiscal 2021 Financial Results

•	Fourth quarter diluted earnings per share of $2.20 exceeds expectations

•	Record full year 2021 adjusted diluted earnings per share of $7.33, eclipsing previous high of $5.60 in 2018

•	Repurchased $548 million of shares in the quarter and $1.355 billion of shares in 2021

•	Expects full year 2022 net sales to increase 2% to 3% as compared to 2021, operating margin to be in the range of 7.2% to 7.5% and earnings per share to be in the range of $7.00 to $7.50

•

Increasing the quarterly dividend by 100%, which equates to an annual dividend of $2.00 per share, and planning to repurchase at least $1.0 billion in shares in 2022, of which $500 million is expected to be repurchased through open market transactions or an accelerated share repurchase (ASR) program executed in Q2 2022

MENOMONEE FALLS, Wis.—(BUSINESS WIRE)—March 1, 2022— Kohl’s Corporation (NYSE:KSS) today reported results for the quarter and year ended January 29, 2022.

	Three Months			Twelve Months
($ in millions, except per share data)	2021	2020	Change	2021	2020	Change
Total revenue	$6,499	$6,141	5.8%	$19,433	$15,955	21.8%
Net sales(1)	5.8%	(10.1)%		22.9%	(20.4)%
Gross margin	33.2%	32.0%	124 bps	38.1%	31.1%	700 bps
Selling, general, and administrative expenses	$1,687	$1,603	5.2%	$5,478	$5,021	9.1%
Reported
Net income (loss)	$299	$343	(13)%	$938	$(163)	100	%+
Diluted earnings (loss) per share	$2.20	$2.20	0%	$6.32	$(1.06)	100	%+
Non-GAAP(2)
Adjusted net (loss) income	$299	$346	(14)%	$1,089	$(186)	100	%+
Adjusted diluted (loss) earnings per share	$2.20	$2.22	(1)%	$7.33	$(1.21)	100	%+

(1)	Represents change in Net sales vs. prior year period.
(2)

Amounts shown for the three months ended January 29, 2022 are GAAP as there are no adjustments to Non-GAAP. These amounts are shown for comparability purposes. All other periods are Non- GAAP and exclude Loss on Extinguishment of debt, Impairments, store closing, and other costs, and Gain on sale of real estate if applicable.

“In 2021, we delivered all-time record earnings per share, significantly ahead of our expectations. Our operating margin of 8.6% exceeded our 2023 goal two years ahead of plan, a direct result of our efforts to restructure the business to be more profitable. We remain extremely confident in the future growth and cash flow generation of our business, and in 2022 will build on our momentum as we further scale key initiatives such as Sephora,” said Michelle Gass, Kohl’s chief executive officer.

“We continue to see a lot of value in our company. We are reinforcing our commitment to driving shareholder value by doubling our dividend and planning on repurchasing at least $1.0 billion in shares in 2022. We look forward to sharing more details on our strategy and key initiatives, as well as our financial and capital allocation plans at our Investor Day event on March 7, 2022,” said Gass.

2022 Financial Outlook

For the full year 2022, the Company currently expects the following:

•	Net sales is expected to increase 2% to 3% as compared to the prior year

•	Operating margin is expected to be in the range of 7.2% to 7.5%

•	Earnings per share is expected to be in the range of $7.00 to $7.50, excluding any non-recurring charges

2022 Capital Allocation Outlook

For the full year 2022, the Company currently expects the following:

•	Capital expenditures: approximately $850 million, including expansion of its Sephora partnership and store refresh activity

•

Dividend: On February 28, 2022, Kohl’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.50 per share. The dividend is payable March 30, 2022 to shareholders of record at the close of business on March 16, 2022.

•

Share repurchase program: Kohl’s Board of Directors approved a $3.0 billion share repurchase authorization and the Company plans to repurchase at least $1.0 billion in shares in 2022, of which $500 million is expected to be repurchased through open market transactions or an ASR program executed in Q2 2022.

Fourth Quarter 2021 Earnings Conference Call

Kohl’s will host its quarterly earnings conference call at 9:00 am ET on March 1, 2022. A webcast of the conference call and the related presentation materials will be available via the Company’s web site at investors.kohls.com, both live and after the call.

2022 Investor Day

On March 7, 2022, the Company will host a virtual investor day presentation from 9:00 am ET to 12:00 pm ET. Management will provide an update on its strategy and key initiatives and an overview of its financial plan. Webcast details and related presentation material will be available on the Company’s web site at investors.kohls.com, both live and after the event.

Cautionary Statement Regarding Forward-Looking Information and Non-GAAP Measures

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

In this press release, the Company provides information regarding adjusted net income (loss) and adjusted diluted earnings (loss) per share, which are not recognized terms under U.S. generally accepted accounting principles (“GAAP”) and do not purport to be alternatives to net income as a measure of operating performance. A reconciliation of adjusted net income (loss) and adjusted diluted earnings (loss) per share is provided in this release. The Company believes that the use of these non-GAAP financial measures provides investors with enhanced visibility into its results with respect to the impact of certain costs. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl’s App, Kohl’s offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company’s environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
(Dollars in Millions, Except per Share Data)	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net sales	$6,220	$5,879	$18,471	$15,031
Other revenue	279	262	962	924

Total revenue	6,499	6,141	19,433	15,955
Cost of merchandise sold	4,155	4,000	11,437	10,360
Gross margin rate	33.2%	32.0%	38.1%	31.1%
Operating expenses:
Selling, general, and administrative	1,687	1,603	5,478	5,021
As a percent of total revenue	26.0%	26.1%	28.2%	31.5%
Depreciation and amortization	207	218	838	874
Impairments, store closing, and other	—	4	—	89
(Gain) on sale of real estate	—	—	—	(127)

Operating income (loss)	450	316	1,680	(262)
Interest expense, net	65	70	260	284
Loss on extinguishment of debt	—	—	201	—

Income (loss) before income taxes	385	246	1,219	(546)
Provision (benefit) for income taxes	86	(97)	281	(383)

Net income (loss)	$299	$343	$938	$(163)

Average number of shares:
Basic	134	154	146	154
Diluted	136	156	148	154
Earnings (loss) per share:
Basic	$2.23	$2.23	$6.41	$(1.06)
Diluted	$2.20	$2.20	$6.32	$(1.06)

ADJUSTED NET INCOME (LOSS) AND DILUTED EARNINGS (LOSS) PER SHARE, NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended		Twelve Months Ended
(Dollars in Millions, Except per Share Data)	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net income (loss)
GAAP	$299	$343	$938	$(163)
Impairments, store closing, and other	—	4	—	89
(Gain) on sale of real estate	—	—	—	(127)
Loss on extinguishment of debt	—	—	201	—
Income tax impact of items noted above	—	(1)	(50)	15

Adjusted (non-GAAP)(1)	$299	$346	$1,089	$(186)

Diluted earnings (loss) per share
GAAP	$2.20	$2.20	$6.32	$(1.06)
Impairments, store closing, and other	—	0.03	—	0.58
(Gain) on sale of real estate	—	—	—	(0.82)
Loss on extinguishment of debt	—	—	1.35	—
Income tax impact of items noted above	—	(0.01)	(0.34)	0.09

Adjusted (non-GAAP)(1)	$2.20	$2.22	$7.33	$(1.21)

(1)

Amounts shown for the three months ended January 29, 2022 are GAAP as there are no adjustments to Non-GAAP. These amounts are shown for comparability purposes. All other periods are Non- GAAP and exclude Loss on Extinguishment of debt, Impairments, store closing, and other costs, and Gain on sale of real estate if applicable.

KOHL’S CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in Millions)	January 29, 2022	January 30, 2021
Assets
Current assets:
Cash and cash equivalents	$1,587	$2,271
Merchandise inventories	3,067	2,590
Other	369	974
Total current assets	5,023	5,835
Property and equipment, net	7,304	6,689
Operating leases	2,248	2,398
Other assets	479	415

Total assets	$15,054	$15,337

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,683	$1,476
Accrued liabilities	1,340	1,270
Current portion of:
Finance leases and financing obligations	118	115
Operating leases	145	161

Total current liabilities	3,286	3,022
Long-term debt	1,910	2,451
Finance leases and financing obligations	2,133	1,387
Operating leases	2,479	2,625
Deferred income taxes	206	302
Other long-term liabilities	379	354
Shareholders’ equity	4,661	5,196

Total liabilities and shareholders’ equity	$15,054	$15,337

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Twelve Months Ended
(Dollars in Millions)	January 29, 2022	January 30, 2021
Operating activities
Net income (loss)	$938	$(163)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	838	874
Share-based compensation	48	40
Deferred income taxes	(92)	18
Impairments, store closing, and other costs	—	64
(Gain) on sale of real estate	—	(127)
Loss on extinguishment of debt	201	—
Non-cash inventory costs	—	187
Non-cash lease expense	139	149
Other non-cash expenses	12	22
Changes in operating assets and liabilities:
Merchandise inventories	(467)	768
Other current and long-term assets	569	(813)
Accounts payable	206	270
Accrued and other long-term liabilities	21	199
Operating lease liabilities	(142)	(150)

Net cash provided by operating activities	2,271	1,338

Investing activities
Acquisition of property and equipment	(605)	(334)
Proceeds from sale of real estate	35	197

Net cash used in investing activities	(570)	(137)

Financing activities
Proceeds from issuance of debt	500	2,097
Deferred financing costs	(8)	(19)
Treasury stock purchases	(1,355)	(8)
Shares withheld for taxes on vested restricted shares	(27)	(22)
Dividends paid	(147)	(108)
Reduction of long-term borrowings	(1,044)	(1,497)
Premium paid on redemption of debt	(192)	—
Finance lease and financing obligation payments	(125)	(105)
Proceeds from financing obligations	15	9
Proceeds from stock option exercises	1	—
Other	(3)	—

Net cash provided by (used in) financing activities	(2,385)	347

Net increase (decrease) in cash and cash equivalents	(684)	1,548
Cash and cash equivalents at beginning of period	2,271	723

Cash and cash equivalents at end of period	$1,587	$2,271